Exhibit 23.2

Consent of Independent Auditors

We consent to the inclusion in this Current Report on Form 8-K filed June 23, 2014, of our report dated March 21, 2014, on our audits of the consolidated financial statements of Liberty Bancshares, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the three years ended December 31, 2013 which is incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-3  (Registration Statement No. 333-194309) and the Registration Statements on Form S-8 (Registration Statement Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253 and 333-186254) of Simmons First National Corporation.

/s/ BKD, LLP

Springfield, Missouri
June 23, 2014